EXHIBIT 99.2

On November 1, 2006, inTEST Corporation held a webcast conference call to review its third quarter 2006 results and discuss management's expectations and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings, ladies and gentlemen. Thank you for standing by. Welcome to inTEST's Third Quarter 2006 Results. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the star followed by the one on your pushbutton phone. As a reminder this conference is being recorded today. A replay will also be accessible at www.intest.com.

David Pasquale, Investors Relations:

Thank you, Operator. Good afternoon and welcome everyone to inTEST's Third Quarter Results call. Joining us today from inTEST are Mr. Robert Matthiessen, President and Chief Executive Officer and Mr. Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the third quarter, Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release please call The Ruth Group at 646-536-7026 or you can get a copy of off inTEST's investor relations website.

Before we begin the formal remarks the company's attorneys advise that this conference call may contain statements about future events and expectations, which are forward-looking statements. Any statement on today's call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including, but not limited to, the following: changes in business conditions and the economy generally, changes in the demands for semi-conductors generally, changes in the rates of and timing of capital expenditures by semi-conductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with the company's products, implementation of additional re-structuring initiative, costs associated with compliance with Sarbanes-Oxley and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to ,the company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the current of anticipated or undisputed events.

At this time I would now like to turn the call over the Mr. Robert Matthiessen. Please go ahead Sir.

Robert Matthiessen:

Thanks David. Welcome everyone to today's call. Overall we are pleased with both the net revenues and EPS for the third quarter. They were in line with prior guidance. We knew this was going to be a challenging quarter for us sequentially given the extraordinary strength of Q2. We forecast for that and that's what proved out. Based on what we are seeing we think we are now in the down portion of our industry's business cycle. It's far too early to know how long and severe this will be. Many analysts argued coming out of the last cycle that we would enter a period of more frequent but less severe cycles. Regardless we believe we are well positioned to remain cash flow positive due to the restructuring of our operations that we implemented over the past couple of years. Our goal is to run our core operations as efficiently as possible. The dramatic impact of what we have achieved in our operating structure can be seen in our year to date results.

For the first nine months of 2006 net revenue increased 25% to $49.2 million with net income increasing to $0.31 per diluted share compared to net revenue of $39.3 million and a loss of $0.44 per diluted share for the comparable prior period. Bookings in the third quarter were $13 million compared to $20.4 in the second quarter of 2006 reflecting as I previously stated our belief that we have entered the down portion of this business cycle. This is something that we are closely monitoring given that bookings were also down in Q2 versus Q1, although it's not unusual to see weaker order patterns going into Q4 but again we will monitor this situation closely.

Let me take a few minutes to give you additional color on our segments. Our docking and manipulator business came in on target in both bookings and sales. Of significance this quarter we worked on the development of a special purpose manipulator for a specific major IDM. We expect demand for that product to begin in Q1 of 2007. As noted in the release we have done some reorganizing in our test interface group. We feel that results there are not in line with the segment's potential. Consequently we are adjusting our product focus and target markets. Additionally we are in the formative stages of becoming a distributor for a complimentary product line, which should bolster the bottom line.

Finally our Temptronic Division in Sharon, Massachusetts continues to perform in line with expectations. We continue our efforts to penetrate new markets and think we have the right personnel and product line up to do so. We are also evaluating other options there given the potential we see in this segment. This includes both organically growing and evaluating M&A opportunities as part of the normal course of business. Let me turn the call over now to Hugh to go through the detailed financials.

Hugh Regan, Jr.:

Thanks Bob. For the third quarter of 2006 end user net revenues were $13.2 million or 80% of net revenues compared with $14.6 million or 77% of net revenues in the second quarter of 2006. OEM net revenues were $3.4 million or 20% of net revenues in the third quarter compared with $4.3 million or 23% of net revenues in the second quarter. On a product segment basis net revenues for the manipulator and docking hardware product segment were $9.7 million or 58% of net revenues in the third quarter compared with $11.5 million or 61% of net revenues in the second quarter. Our temperature management segment had net revenues of $5.4 million or 33% of net revenues in the third quarter compared with $5 million or 26% of net revenues in the second quarter. Finally our tester interface segment reported net revenues of $1.5 million or 9% of net revenues in the third quarter compared with $2.4 million or 13% of net revenues in the second quarter.

The company's overall gross margin for the quarter ended September 30, 2006 was $6.9 million or 41.7% of net revenues compared with $8.4 million or 44.4% for the second quarter. Material cost was 39.5% of net revenues in the third quarter compared with 39.9% in the second quarter of 2006. This decrease was the result of changes in product mix. I'll now discuss a breakdown of operating expenses for the quarter. Billing expense was $2.2 million or 14% of net revenues for the third quarter compared to $2.6 million or 14% of net revenues in the second quarter, a decrease of $361,000 or 14%. The decrease was primarily due to lower sales commission expense as well as reduced spending on advertising and lower levels of product warranty expense.

The sales commission expense decreased approximately $126,000 as a result of lower sales in the third quarter compared to the second quarter. Engineering and product development expenses $1.7 million or 10% of net revenues in the third quarter compared with $1.2 million or 12% of net revenues in the second quarter, an increase of $503,000 or 43%. Engineering expense during the second quarter of 2006 was reduced by a $466,000 payment from a major IDM under an engineering services reimbursement agreement. Excluding the impact of this payment engineering and product development expense increased $37,000 from the second quarter to third quarter. This increase was the result of higher levels of spending on R&D materials during the third quarter.

General and administrative expense was $2.1 million or 13% of net revenues in the third quarter compared to $2.3 million or 12% of net revenues in the second quarter a decrease of $206,000 or 9%. The decrease was primarily driven by decreases in accruals for profit related bonuses and other discretionary bonuses, lower levels of legal fees and a reduction in the use of third party consultants related to our SOX compliance efforts.

Other income was $101,000 for the third quarter of 2006 compared to $105,000 for the second quarter. Interest income increased $27,000 over the prior quarter due to larger cash balances and as decreased, or increased, excuse me was offset by an increase in foreign exchange losses.

Our pre-tax income was $1 million or $0.11 per diluted share for the third quarter, compared with $2.4 million or $0.27 per diluted share in the second quarter. Income tax expense was $509,000 for the third quarter compared to $488,000 for second quarter. Our effective tax rate was 50% in the third quarter compared to 20% in the second quarter, the income tax expense recorded in both quarters related to taxable income at several of our foreign subsidiaries. The increase in the effective tax rate was due to an increase in the proportion of our Japanese earnings to overall earnings and the higher tax rate associated with those earnings, which caused our year to date effective tax rate to increase to 27% in the third quarter from 19% in the second quarter.

Our net income for the third quarter was $508,000 or $0.06 per diluted share compared to $1.9 million or $0.21 per diluted share in the second quarter. Diluted average shares outstanding were $9.3 million for the third quarter compared to $9.1 million for the second quarter.

I'll now review the balance sheet. Cash and cash equivalents at the end of September were $12.1 million up $1.5 million from the $10.6 million at the end of June. We anticipate the cash will increase during the fourth quarter of 2006. Capital expenditures during the third quarter were $203,000. As previously noted by Bob, bookings in the third quarter of 2006 were $13 million compared to $20.4 million in the second quarter, a decrease of $7.4 million or 36%. Our backlog at the end of the third quarter was $5.8 million compared to $9.4 million at the end of the second quarter.

Finally, let me comment on the issue of earnings guidance. As discussed in our press release, following a series of discussions with our Board of Directors, our management team has adopted a new policy with respect to providing quarterly or annual earnings guidance. We believe that providing short-term performance forecasts presents a more meaningful analysis of and focus on the achievement of our long-term objectives. Thus we will no longer provide any quarterly or annual earnings guidance. We will however, continue to provide investors with management's perspective on inTEST value drivers, strategic initiatives and other factors critical to understanding our business and operating environment. That's it for my financial review. At this time we will now open up for Q and A.

Operator:

Thank you. [Operator Instructions omitted] Our first question comes from the line of Dennis Scannell with Rutabaga Capital. Please proceed with your question.

Dennis Scannell:

Hi Bob and Hugh.

Robert Matthiessen and Hugh Regan:

Hello Dennis.

Dennis Scannell:

Boy this looks like a what, maybe a four month upturn then?

Hugh Regan:

Well Dennis we had six consecutive quarters of profitability, so you know I think we are disappointed that the upturn didn't last longer but it wasn't four months. I think it's by no means as long as the downturns that we've had over the last several years. And as we've discussed I think we've entered a period of short cycles.

Dennis Scannell:

Certainly but you know and I'd say hats off I mean since the first half of '05 you guys have really done a nice job in terms of improving your breakeven positions and so on. But I mean it seems to me that the backend has, that you guys have bucked what has been a pretty dismal backend for the past I don't know, year or so with decent orders on your part, particularly in the first quarter and the second quarter. So I mean wouldn't you say you guys have been kind of outperforming the industry and now maybe you're moving more in line with the industry?

Robert Matthiessen:

You'd have to say that's true Dennis. I, one of the things that has happened is southeast Asia has literally shut off and they do that. And they don't go down gently. But they were plowing ahead pretty well and a lot of our stuff ends up there. But the independent test houses have just shut down essentially for the moment and their want to do that you know.

Dennis Scannell:

Yes

Robert Matthiessen:

And there's not much we can do to drive them to buy equipment when they do that. What we do try to do is find the hot spots and that's what we've been doing during the first part of the year. I mean not everybody has been doing that well this first part of the year, but some of us have. And that's by finding the hot spots and those spots are more difficult to find. Now I mention we have a project for the manipulator group that we've been involved in that has come to fruition that's going to realize income for us in Q1 and I'd like to have it in Q4 but it's going to be in Q1 but they're the kind of things I'm talking about. Finding specific projects that are going to run, that are going to run counter to this cycle.

Dennis Scannell:

That's great. And that is a different project from the one that Hugh had mentioned was canceling and you got that fee in the second quarter. Is that?

Robert Matthiessen:

Completely different, different company, another big company but not the same place.

Dennis Scannell:

That's great. If I just dig down a little bit deeper, Hugh could I get the, get the orders by segment and also maybe pre-tax earnings by segment?

Hugh Regan:

Sure. I can give you the pre-tax earnings I don't have in front of me unfortunately Dennis. I'm out of town, in Florida actually on vacation. But I can give you the order breakdown by segment.

Dennis Scannell:

Great.

Hugh Regan:

And bear with me while I get that page out, orders for the third quarter, the manipulator and docking hardware group, 7.1 million or 55% of total orders, temperature management group 4.7 million or 36% of orders, and the tester interface group 1.2 million or 9% of orders for a total of 13 million for the quarter. And just to let you know non-semi represented 1.4 million or 11% of that in total.

Dennis Scannell:

Okay, in fact I was going to ask that. And that would primarily be in the temperature management segment?

Hugh Regan:

That's correct. That's correct.

Dennis Scannell:

Great.

Hugh Regan:

And for instance our semi shipments this quarter were only about 6% just under a million at the 16.6 so, which is a little lower than our trend has been historically, we've been closer to the 10 to 11%.

Dennis Scannell:

That's...

Hugh Regan:

Orders and bookings.

Dennis Scannell:

Yes, now in, Bob can you say a little bit more about what you all are looking at for the tester interface business? I mean, just kind of thinking generally I think of that part, that business as being just very tied to you know just utilization rights and so on, just kind of being...

Robert Matthiessen:

It is. But there's been what I'd call a sea change in the market in that business over the past year or so. In fact we just finished a fairly extensive evaluation of the market in Taiwan. We had our General Manager for that division, over there for a while, and we've always specialized in the high end, high performance semi-custom interfaces that have typically been used for leading edge products. Less of that is being done because many of IDM's, if not most are now going outside for test and shipping to test houses in Taiwan for the most part. The test houses in Taiwan have no interest in semi-custom equipment because they're going to have to use their testers for other people's parts. And so sort of by some kind agreement between the IDM's and the test houses the IDM's have gone to the standard offerings of the tester companies in terms of interface so that the test houses are willing to buy exact equipment as the IDM's have. So it's, it's a financial thing for the test houses so they don't have to keep getting special kinds of hardware. Now, that doesn't mean we're locked out of that business but that is not the part of the business that we've been focused and concentrating on. And so we've decided to change our focus in that respect. We're not abandoning high end by any means. But we're going to apply and in fact are a month into applying a very focused effort on the OEM's to get back into that business. So that's what's happening there.

Dennis Scannell:

Okay, okay. And is that something that you can do on your own? It sounds like the, that you're looking to be a distributor on some levels. Is that, this is where you'd be sourcing product from somebody else to be?

Robert Matthiessen:

Not the interfaces per se. It's going to be a different product but it's a complimentary to our product and it has to do with interconnect and we are discussing this arrangement with a new company that has a very what we think is a very good product that will be private labeled to us and so we'll do that and we'll keep looking for more things like that.

Dennis Scannell:

Okay great. Great, thank you. And then one last thing, so as we look at your current cost structure do you, can you kind of give us a guesstimate of where your break even level is now? I guess on a earnings level and then also on a cash flow level. I understand that you guys are looking to be cash flow positive.

Robert Matthiessen:

Right. Hugh, do you want to answer that?

Hugh Regan:

Sure. Dennis, you know I hate to give you a wide range on this but unfortunately you know on an earnings basis you know it's probably anywhere from just under $12 million to $14 million depending on product mix and operating expense levels in any given quarter. And it could be a little below $12 million and little above $14 million.

Dennis Scannell:

Yes

Hugh Regan:

You know our non-cash charges are running approximately $500,000 a quarter when you look at depreciation plus restricted stock kind of compensation amortization. And you know so obviously you adjust downward for them that amounts total less than a penny. You pull off on that, on that level so you know I think the message we'd like to make clear to investors is we have managed through down turns quite often over the last several years. And you know to the extent that our operations require any further adjustment or tweaking we're prepared and ready to do that.

Dennis Scannell:

Okay.

Hugh Regan:

But we think, we've re-structured the operations at this point such that we are optimistic that we will be sort of cash flow neutral at the bottom of the trough. The problem is as you know Dennis, we've talked about this with investors many times is how long the, the current down turn will last and how severe it will be. Let's hope that it will be a shortest in history and upturn.

Dennis Scannell:

And I hope you read that as tongue in cheek because again I cover a lot of these companies. It seems like everybody is, you know some are doing a little better than others but actually in the current phase I'd say you guys have outperformed a lot of the other companies that I look at so.

Hugh Regan:

And we've kept the balance sheet clean as well. And we've built cash so.

Dennis Scannell:

And improved yes absolutely. I absolutely see that. Thanks a lot.

Hugh Regan:

You're welcome Dennis.

Robert Matthiessen:

Thanks Dennis.

Operator:

Thank you. Our next question comes Paul Nouri with Sidote & Company. Please proceed with your question.

Paul Nouri:

Hi you mentioned severance items in the press release. Can you quantify those or maybe give a range.

Hugh Regan:

The total was slightly under $50,000, about $45, $46,000 in total. There were approximately eight staff from our tester interface group that were made redundant right at the very end of the quarter. We did not categorize that as a re-structuring item on our face of our PNL this year because it wasn't part of a more significant plan that was done on a, say a full domestic or international basis as our actions were in late '04 and early '05.

Paul Nouri:

And earlier you guys had mentioned that you want to use your cash maybe for a good acquisition. What kind of companies would you be looking at? Like what kind of businesses would they be?

Robert Matthiessen:

We're looking at, we look across the board. Mostly what we looked at, we quantify these businesses as niche businesses that we understand their technology so that it will fit with our technology. Businesses that have intellectual property and businesses that will accretive from day one. And I mention that we're doing, we're probably doing something as a distributorship with our interface group. That could just as easily have been an acquisition except we are holding our powder right now because we're in a down turn. We also look at businesses that are associated with our thermal group. There's a possibility that we might get something done there. Again it would meet those criteria's. Yeah we have cash in the bank, the stock's not at a great level right now as you know. So I'm not sure what we'll do this coming quarter but it's certainly on the front burner here.

Paul Nouri:

And in other down turns it's been pretty hard to maintain your gross margin. Is there any difference or you know how do you prevent the gross margin from deteriorating significantly here?

Hugh Regan:

Well I think you know, the company's gross margin is going to be impacted by any significant down turn because our fixed operating costs cannot you know be significantly reduced and what happens is as you can see, this most recent quarter they jumped from you know they were $2.5 million basically both in the second and the third quarter. They jumped from just under 13% of our revenues in the second quarter to almost 15.5% of our revenues in the third quarter. And should revenues decline further, which is something we see on the horizon that is going to mean that these are operating expenses become even a more meaningful component of COGS and reduce our gross margin. I think what's important to point out though is our material costs which is our variable cost of manufacturing actually declined in the quarter. And we're doing our best to manage that, looking at ways to improve our product offerings, not only from an engineering standpoint but from a cost basis.

So you know unfortunately we, the top line while we can control it to some degree we can't control the cycles. And in a down cycle you're going to see the margin suffer. And in an up cycle you're going to see it improve. I think what we can do best is manage the part of the business that we can which is the cost of the component material cost of the products we manufacture. And look for ways to continue to either outsource or find new supply markets for certain component materials or processes that we have to reduce costs further.

Paul Nouri:

Well thank you guys.

Operator:

Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad. Gentlemen, it appears there are no further questions. . Do you have any closing comments?

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[Non-material closing remarks omitted]